Exhibit 10.1

March 31, 2004

Mead Johnson & Company

2400 West Lloyd Expressway

Evansville, Indiana 47721-0001

Attention: Stephen W. Golsby

President

Re:            Amendment to Strategic Partnership Agreement between Mead Johnson & Company (“MJC”) and HealtheTech, Inc. (“HET”) dated as of August 8, 2002, as amended by that certain letter agreement dated September 24, 2002, that certain letter agreement dated December 31, 2002 and that certain letter agreement dated October 28, 2003 (collectively, the “Agreement”).

Dear Mr. Golsby:

All capitalized terms used and not defined in this letter shall have the meanings assigned to them in the Agreement. MJC and HET agree as follows:

1.	The expiration date of the Agreement set forth in Section 10.1 is hereby changed to March 31, 2004. The Agreement shall terminate as of March 31, 2004, and neither party shall have any further obligation or liability relating to the termination or to the Agreement except as stated in the survival provision of Section 10.8 thereof or as expressly stated herein. The Release Agreement between MJC and HET dated October 28, 2003 shall remain in effect and is not modified by this amendment.

2.	MJC agrees within ten (10) business days of the date hereof to provide HET with an accurate and complete list of (i) all customers and prospective customers that have either previously purchased HealtheTech products from MJC or have stated their intention to do so in the first quarter of 2004 and (ii) all other customer prospects developed by MJC for purchase of HealtheTech products. Healthetech may immediately begin calling on all current or prospective MJC customers either directly or through any of its current or future distributors. MJC further agrees within ten (10) days of the expiration or termination of the Agreement to update the lists provided pursuant to paragraph 2 above.

3.	MJC may, at any time or times prior to March 31, 2004, send the letter attached hereto to any or all parties on the lists described in paragraph 2 above. HET hereby approves such letter.

4.	MJC shall return to HET all calorimeter units previously purchased by MJC for use as demonstration units. The amount to be paid by HET shall be $100 per calorimetor. MJC shall, within ten (10) days after the date hereof, ship such units to HET and send to HET an invoice for an amount equal to $100 per calorimeter. HET shall pay such invoice to MJC within ten (10) days after the date of the invoice.

5.	MJC shall have the right until June 30, 2004 to sell any inventory of Products remaining as of March 31, 2004.

Except as specifically set forth in this letter agreement, nothing herein affects in any way the rights, benefits, privileges, duties, obligations and liabilities of the Parties under the Agreement (as amended by this letter agreement).

Please indicate your agreement to the terms of this letter by executing where indicated below and returning a copy to us.

Very truly yours,

/s/ Sandy MacPherson
Sandy MacPherson President and Chief Operating Officer

ACCEPTED AND AGREED:

MEAD JOHNSON & COMPANY

/s/ Stephen W. Golsby
Stephen W. Golsby President